Exhibit 99.5

CAVIUM, INC.

RISK FACTORS

for the Quarter Ended March 31, 2018

The following risks and uncertainties may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

We have marked with an asterisk (*) those risks described below that reflect substantive changes from the risks described under “Item 1.A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018.

Risks Related to Our Business and Industry

The announcement and pendency of our agreement to be acquired by Marvell may have an adverse effect on our business, operating results and our stock price.

On November 19, 2017, we entered into the Merger Agreement with Marvell. The announcement of the Merger with Marvell could cause a material disruption to our business. Additionally, we are subject to additional risks in connection with the announcement and pendency of the Merger, including, but not limited to, the following:

•	market reaction to the announcement of the Merger;

•	changes in the respective business, operations, financial position and prospects of either company or the combined company following consummation of the Merger;

•	market assessments of the likelihood that the Merger will be consummated;

•	the amount of cash and the number of shares of Marvell common stock comprising the per share Merger Consideration will not be adjusted for changes in our business, assets, liabilities, prospects, outlook, financial condition or results of operations during the pendency of the Marvell Merger Agreement, including any successful execution of our current strategy as an independent company or in the event of any change in the market price of, analyst estimates of, or projections relating to, our common stock;

•	potential adverse effects on our relationships with our current customers, suppliers and other business partners, or those with which we are seeking to establish business relationships, due to uncertainties about the Merger;

•	pursuant to the Marvell Merger Agreement, we are subject to certain restrictions on the conduct of our business prior to consummation of the Merger, which restrictions could adversely affect our ability to realize certain of our business strategies or take advantage of certain business opportunities;

•	we have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the Merger, and many of these fees and costs are payable by us regardless of whether the Merger is consummated;

•	potential adverse effects on our ability to attract, recruit, retain and motivate current and prospective employees who may be uncertain about their future roles and relationships with us following the completion of the Merger, and the possibility that our employees could lose productivity as a result of uncertainty regarding their employment following the Merger;

•	the pendency and outcome of any legal proceedings that have been or may be instituted against us, our directors, executive officers and others relating to the transactions contemplated by the Marvell Merger Agreement;

•	the possibility of disruption to our business, including increased costs and diversion of management time and resources that could otherwise have been devoted to other opportunities that may have been beneficial to us; and

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of Marvell common stock and our common stock.

Since a portion of the Merger Consideration consists of Marvell common stock, our stock price will be adversely affected by a decline in Marvell’s stock price and any adverse developments in Marvell’s business. Changes in Marvell’s stock price and business may result from a variety of factors, including changes in its business operations and changes in general market and economic conditions. These factors are beyond our control.

The failure of the Merger to be completed, or conditions imposed in connection with obtaining required regulatory clearance, may adversely affect our business and our stock price.

The Merger is subject to a number of conditions, including, among other things, (i) approval by our shareholders, (ii) approval by Parent’s shareholders of the Parent Share Issuance, (iii) the receipt of certain regulatory clearances, including required clearances from CFIUS, MOFCOM, and the OCCP, (iv) the issuance of shares of Marvell common stock pursuant to the Merger having been registered pursuant to a registration statement filed by Marvell with the SEC and declared effective by the SEC, (v) shares of Marvell common stock issuable pursuant to the Merger having been authorized for listing on NASDAQ, (vi) the absence of any order or ruling prohibiting the consummation of the Merger, and (vii) subject to certain exceptions, the accuracy of the other party’s representations and warranties and compliance with covenants. In addition, the obligation of Marvell to consummate the Merger is also subject to the satisfaction or waiver of the condition that no material adverse effect on the Company shall have occurred since the date of the Marvell Merger Agreement. There may also be conditions imposed in connection with obtaining regulatory clearance for the Merger that may reduce the potential benefits of the Merger or impact the business or financial performance of the combined companies going forward, including potential tax consequences and/or changes in shareholders rights if Marvell makes the determination to re-domesticate as a Delaware corporation or establish a Delaware holding company in connection with its efforts to obtain required regulatory clearances. There can be no assurance that these conditions to the completion of the Offer will be satisfied, or that the Merger will be completed on the proposed terms, within the expected timeframe or at all. In addition, other factors, such as Marvell’s ability to obtain the debt financing it needs to consummate the Merger, may affect when and whether the Merger will occur. If the Merger is not completed, we may be subject to negative publicity or be negatively perceived by the investment or business communities and our stock price could fall to the extent that our current stock price reflects an assumption that the Merger will be completed. Furthermore, if the Merger is not completed, we may suffer other consequences that could adversely affect our business and results of our operations.

The Merger Agreement with Marvell limits our ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third-party from proposing an alternative transaction.

The Marvell Merger Agreement contains provisions that, subject to certain exceptions, limit our ability to initiate, solicit or knowingly take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to an alternative transaction. In addition, under specified circumstances in which the Marvell Merger Agreement is terminated, we could be required to pay a termination fee of up to $180.0 million. It is possible that these or other provisions in the Marvell Merger Agreement might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of our company from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire our common stock than it might otherwise have proposed to pay.

Any potential future acquisitions, strategic investments, divestitures, mergers or joint ventures may subject us to significant risks, any of which could harm our business.

We completed the acquisition of QLogic Corporation on August 16, 2016. Further, in the past, we acquired a number of businesses and assets of companies. We may in the future continue to acquire companies, or assets of companies or invest in other companies that we believe to be complementary to our business including for the purpose of expanding our new product design capacity, introducing new design, market or application skills or enhancing and expanding our existing product lines. While we expect to receive benefits from the acquisitions, there can be no assurance that we will actually realize the benefits on a timely basis or at all. Achieving the anticipated benefits of the acquisition will depend, in part, on our ability to integrate the business and operations successfully and efficiently with our existing business. In addition, acquisitions of companies exposes us to risks, including:

•	difficulties entering new markets or manufacturing in new geographies where we have no or limited direct prior experience;

•	coordinating sales and marketing efforts to effectively position the combined company’s capabilities and the direction of product development;

•	successfully managing relationships with our combined supplier and customer base;

•	coordinating and integrating independent research and development and engineering teams across technologies and product platforms to enhance product development while reducing costs;

•	difficulties that may occur in assimilating and integrating complex operations including multiple manufacturing sites, personnel, technologies, and products of acquired companies or businesses;

•	the financial return on the acquisition may not support the expenditure incurred to acquire such business or develop the business;

•	to the extent we acquire a company with existing products, those products may have lower gross margins than our customary products, which could adversely affect our gross margin and operating results;

•	assuming the legal obligations of the acquired business;

•	the effect that internal control processes of the acquired business might have on our financial reporting;

•	retaining key employees; and

•	minimizing the diversion of management attention from other important business objectives.

Acquisitions, divestitures and investment strategies may also result in unanticipated accounting charges or otherwise adversely affect our business, financial condition and results of operation.

If we do not successfully manage these issues and the other challenges inherent in integration, then we may not achieve the anticipated benefits of the acquisition and our revenue, expenses, operating results and financial condition could be materially adversely affected.

We have made, and could make in the future, investments in technology companies, including privately-held companies in a development stage. Many of these private equity investments are inherently risky because the companies’ businesses may never develop, and we may incur losses related to these investments. In addition, we may be required to write down the carrying value of these investments to reflect other-than-temporary declines in their value, which could have a material adverse effect on our financial condition and results of operations.

*Our indebtedness could adversely affect our financial condition and our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

On August 16, 2016, in connection with our acquisition of QLogic we incurred substantial indebtedness pursuant to a Credit Agreement. The Credit Agreement provides for a $700.0 million Initial Term B Loan Facility. Our obligations under the Credit Agreement are guaranteed by a number of our subsidiaries. The Initial Term B Loan Facility will mature on August 16, 2022 and requires quarterly principal payments, with the balance payable at maturity. On March 20, 2017, we entered into an amendment to the Credit Agreement. The amendment provides for, among other things, a reduction of the interest rate margin on our outstanding Initial Term B Loan Facility by 0.75% per annum. As of March 31, 2018, the outstanding principal balance of the Initial Term B Loan Facility amounted to $607.7 million.

Our substantial indebtedness could have important consequences to us including:

•	increasing our vulnerability to adverse general economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, execution of our business strategy, acquisitions and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the economy and the semiconductor industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness;

•	exposing us to interest rate risk to the extent of our variable rate indebtedness; and

•	making it more difficult to borrow additional funds in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes.

The Credit Agreement contains customary events of default upon the occurrence of which, after any applicable grace period, the lenders would have the ability to immediately declare the loans due and payable in whole or in part. In such event, we may not have sufficient available cash to repay such debt at the time it becomes due, or be able to refinance such debt on acceptable terms or at all. Any of the foregoing could materially and adversely affect our financial condition and results of operations.

We receive debt ratings from the major credit rating agencies in the United States. Factors that may impact our credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities. Liquidity, asset quality, cost structure, reserve mix and commodity pricing levels could also be considered by the rating agencies. The applicable margins with respect to the Initial Term B Loan Facility will vary based on the applicable public ratings assigned to the collateralized, long-term indebtedness for borrowed money by Moody’s Investors Service, Inc., Standard & Poor’s Financial Services LLC and any successor to each such rating agency business. A ratings downgrade could adversely impact our ability to access debt markets in the future and increase the cost of current or future debt and may adversely affect our share price.

Our Credit Agreement imposes restrictions on our business.

The Credit Agreement contains a number of covenants imposing restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions, among other things, restrict our ability and our subsidiaries’ ability to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, payment of dividends, transfer or sell assets and make restricted payments. These restrictions are subject to a number of limitations and exceptions set forth in the Credit Agreement. Our ability to meet the liquidity covenant may be affected by events beyond our control.

The foregoing restrictions could limit our ability to plan for, or react to, changes in market conditions or our capital needs. We do not know whether we will be granted waivers under, or amendments to, our Credit Agreement if for any reason we are unable to meet these requirements, or whether we will be able to refinance our indebtedness on terms acceptable to us, or at all.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on, and to refinance our debt, depends on our future performance, which is subject to financial, competitive, economic, and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to make necessary capital expenditures or to satisfy our obligations under the Credit Agreement and any future indebtedness that we may incur. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. We may not be able to engage in any of these activities or engage in these activities on desirable terms when needed, which could result in a default on our indebtedness.

*We have a limited history of profitability, and we may not achieve or sustain profitability in the future, on a quarterly or annual basis.

We have a history of losses during certain quarterly or annual periods since our incorporation. As of March 31, 2018, our accumulated deficit was $446.6 million. We expect to make significant expenditures related to the development of our products and expansion of our business, including research and development and sales and administrative expenses. Additionally, we may encounter unforeseen difficulties, complications, product delays and other unknown factors that may require additional expenditures. As a result of these expenditures, we may not generate sufficient revenue to achieve profitability. Our revenue growth trend may not be sustainable, and accordingly, we may incur losses in the future.

We expect our operating results to fluctuate, which could adversely affect the price of our common stock.

We expect our revenues and expense levels to vary in the future, making it difficult to predict our future operating results. In particular, we experience variability in demand for our products as our customers manage their product introduction dates and their inventories. As a portion of our net revenue in each fiscal quarter results from orders booked in that quarter, it is difficult for us to forecast sales levels and historical information may not be indicative of future trends. Further, the market for our Fibre Channel products is mature and has declined during recent periods. The lack of growth in the market for our Fibre Channel products may be the result of a shift in the information technology datacenter deployment model, as more enterprise workloads are moving to cloud datacenters, which primarily use Ethernet solutions as their connectivity protocol. To the extent the market for our Fibre Channel products declines, our quarterly operating results would be negatively impacted.

Factors that could cause our results to fluctuate include, but are not limited to:

•	fluctuations in demand, sales cycles, product mix and prices for our products;

•	any mergers, acquisitions or divestitures of assets undertaken by us, including the acquisition of QLogic Corporation;

•	the variability in lead time between the time when a customer begins to design in one of our products and the time when the customer’s end system goes into production and they begin purchasing our products;

•	the forecasting, scheduling, rescheduling or cancellation of orders by our customers;

•	our dependence on a few significant customers;

•	sales discounts and customer incentives;

•	our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, and with the experience and capabilities that we need;

•	our ability to successfully define, design and release new products in a timely manner that meet our customers’ needs;

•	changes in manufacturing costs, including wafer, test and assembly costs, mask costs, manufacturing yields, cost of components and product quality and reliability;

•	the timing and availability of adequate manufacturing capacity from our manufacturing suppliers;

•	the timing of announcements and introductions of products by our competitors or us;

•	future accounting pronouncements and changes in accounting policies;

•	actual events, circumstances, outcomes and amounts differing from judgments, assumptions and estimates used in determining the value of certain assets (including the amounts of related valuation allowances), liabilities and other items reflected in our consolidated financial statements;

•	the timing of recognition of non-recurring engineering credits. From time to time, we enter into research and development collaboration agreements with certain customers. Subject to the terms of the agreements, the consideration is recognized as a credit to our research and development expenses. The timing of the recognition of such credit may be subject to certain milestones specified in the agreement.

•	volatility in our stock price, which may lead to higher stock compensation expenses;

•	general economic and political conditions in the countries in which we and our suppliers operate or our products are sold or used;

•	costs associated with litigation, especially related to intellectual property; and

•	productivity and growth of our sales and marketing force.

Unfavorable changes in any of the above factors, many of which are beyond our control, could significantly harm our business and results of operations, and therefore our stock price. In addition, a significant portion of our operating expenses are relatively fixed. Therefore, if we are unable to accurately forecast quarterly and annual revenues we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations and other difficulties, any of which could make it difficult for us to attain and maintain profitability and could increase the volatility of the market price of our common stock.

The average selling prices of products in our markets have historically decreased over time and will likely do so in the future, which could harm our revenues and gross profits. Also any increase in the manufacturing cost of our products could reduce our gross margins.

Average selling prices of semiconductor products in the markets we serve have historically decreased over time. The average unit prices of our products may decline in the future as a result of competitive pricing pressures, increased sales discounts and customer incentives, new product introductions by us or our competitors, or other factors. Our gross profits and financial results will suffer if we are unable to offset any reductions in our average selling prices by reducing our costs, developing new or enhanced products on a timely basis with higher selling prices or gross profits, or increasing our sales volumes. Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs rapidly and may not be able to decrease our spending to offset any unexpected shortfall in revenue. If this occurs, our revenue, gross margins and profitability could decline.

Fluctuations in gross margins, primarily due to the mix of products sold, may adversely affect our financial results.

Because of the wide price differences among our products, the mix and types of performance capabilities of products sold affect the average selling price of our products and have a substantial impact on our revenue. Generally, sales of higher performance products have higher gross margins than sales of lower performance products. We currently offer both higher and lower performance products in a number of our different product families. If the sales mix shifts towards lower performance, lower margin products, our overall gross margins will be negatively affected and a decrease in our gross margins could adversely affect the market price of our common stock. Fluctuations in the mix and types of our products may also affect the extent to which we are able to recover our fixed costs and investments that are associated with a particular product, and as a result can negatively impact our financial results.

Our gross margins may also be adversely affected by numerous factors, including:

•	entry into new markets, which may have lower gross margins;

•	changes in manufacturing volumes over which fixed costs are absorbed;

•	increased price competition;

•	introduction of new products by us or our competitors, including products with advantages in price, performance or features;

•	our inability to reduce manufacturing-related or component costs;

•	amortization and impairments of purchased intangible assets;

•	sales discounts and customer incentives;

•	excess inventory and inventory holding charges;

•	changes in distribution channels;

•	increased warranty costs; and

•	acquisitions and dispositions of businesses, technologies or product lines.

The semiconductor business experiences ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of our products, whether by adverse purchase price variances or adverse manufacturing cost variances, may not be able to be passed on to our customers and we may experience reduced gross margins and operating profit. We do not have any long-term supply agreements with our manufacturing suppliers and we typically negotiate pricing on a purchase order by purchase order basis. Consequently, we may not be able to obtain price reductions or anticipate or prevent future price increases from our suppliers.

We face intense competition and expect competition to increase in the future, which could reduce our revenues, gross margin and/or customer base.

The market for our products is highly competitive and we expect competition to intensify in the future. This competition could make it more difficult for us to sell our products, and result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, delayed or reduced customer adoption of our new products, and failure to increase, or the loss of, market share or expected market share, any of which would likely seriously harm our business, operating results and financial condition. For instance, semiconductor products have a history of declining prices as the cost of production is reduced. However, if market prices decrease faster than product costs, gross and operating margins can be adversely affected. In the enterprise, datacenter, service provider, and broadband and consumer markets, we consider our primary competitors to be other companies that provide processor products to one or more of our markets, including NXP Semiconductors N.V. (“NXP Semiconductors”), Intel Corporation (“Intel”), Marvell Technology Group Ltd. (“Marvell”), Qualcomm Incorporated (“Qualcomm”), and Hisilicon Technologies Co., Ltd. (“HiSilicon”). In the high-speed Ethernet adapter and ASIC markets, which include converged networking products such as iSCSI, we compete primarily with Broadcom Limited (“Broadcom”), Mellanox Technologies, Ltd. (“Mellanox”) and Intel. In the traditional enterprise storage Fibre Channel adapter and ASIC markets, our primary competitor is Broadcom. And in the Ethernet switch silicon market, our primary competitors are Broadcom and Mellanox. A few of our current competitors operate their own fabrication facilities and have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Should these competitors leverage these competitive advantages, our results of operations could be materially and adversely affected. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.

We expect increased competition from other established and emerging companies both domestically and internationally. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances that include our competitors may emerge that could acquire significant market share. In the future, further development by our competitors, and development by our potential competitors, could cause our products to become obsolete.

Further, for several years there has been increased consolidation in our industry. Our customers could acquire current or potential competitors. In addition, competitors could acquire current or potential customers. As a result of such transactions, demand for our products could decrease, which could have a material adverse effect on our revenue and financial condition.

Our ability to compete depends on a number of factors, including:

•	our success in identifying new and emerging markets, applications and technologies and developing products for these markets;

•	our products’ performance and cost effectiveness relative to that of our competitors’ products;

•	our ability to deliver products in large volume on a timely basis at a competitive price;

•	our success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;

•	our ability to recruit design and application engineers and sales and marketing personnel; and

•	our ability to protect our intellectual property.

In addition, we cannot assure you that existing customers or potential customers will not develop their own products, purchase competitive products or acquire companies that have competing products. Any of these competitive threats, alone or in combination with others, could seriously harm our business, operating results and financial condition.

Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand for our products accurately, we may incur product shortages, delays in product shipments or excess or insufficient product inventory.

We generally do not obtain firm, long-term purchase commitments from our customers. Because production lead times often exceed the amount of time required to fulfill orders, we often must build in advance of orders, relying on an imperfect demand forecast to project volumes and product mix.

Our demand forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, adverse changes in our product order mix and demand for our customers’ products. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory which we may be unable to sell to other customers. Alternatively, if we project customer requirements to be less than the demand that materializes, we may not build enough products, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources, which could affect our ongoing relationships with these customers. In the past, we have had customers dramatically increase their requested production quantities with little or no advance notice. Either underestimating or overestimating demand could lead to insufficient, excess or obsolete inventory, which could harm our operating results, cash flow and financial condition, as well as our relationships with our customers.

*We receive a substantial portion of our revenues from a limited number of customers, and the loss of, or a significant reduction in, revenue from one or a few of our major customers would adversely affect our operations and financial condition.

We receive a substantial portion of our revenues from a limited number of customers. We received an aggregate of approximately 55.2% and 55.2% of our net revenue from our top five customers in the three months ended March 31, 2018 and 2017, respectively. Three customers together accounted for 40.0% and 37.6% of our net revenue in the three months ended March 31, 2018 and 2017, respectively. No other customer accounted for more than 10% of our net revenue in the three months ended March 31, 2018 and 2017. We anticipate that we will continue to be dependent on a limited number of customers for a significant portion of our revenues in the immediate future and that the portion of our revenues attributable to some of these customers may increase in the future. We may not be able to maintain or increase sales to some of our top customers for a variety of reasons, including the following:

•	our agreements with our customers do not require them to purchase a minimum quantity of our products;

•	some of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty; and

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products.

In the past, we have relied in significant part on our relationships with customers that are technology leaders in our target markets. We intend to continue expanding these relationships and forming new relationships but we cannot assure you that we will be able to do so. These relationships often require us to develop new products that may involve significant technological challenges. Our customers frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may need to devote a substantial amount of our resources to our relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our other large customers and negatively impact sales of the products under development.

Major customers also have significant leverage over us and may attempt to change the sales terms, including pricing, customer incentives and payment terms, which could have a material adverse effect on our business, financial condition or results of operations. As our customers are pressured to reduce prices as a result of competitive factors, we may be required to contractually commit to price reductions for our products before we know how, or if, cost reductions can be achieved. If we are unable to achieve these cost reductions, our gross margins could decline and such a decline could have a material adverse effect on our business, financial condition or results of operations. In addition, the ongoing consolidation in the technology industry could adversely impact our business. There is a possibility that one of our large customers could acquire one of our current or potential competitors. As a result of such transactions, demand for our products could decrease, which could have a material adverse effect on our business, financial condition and results of operations.

It is also possible that our customers may develop their own product or adopt a competitor’s solution for products that they currently buy from us. If that happens, our sales would decline and our business, financial condition and results of operations could be materially and adversely affected.

The loss of a major customer, a reduction in sales to any major customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our business, financial condition, and results of operations.

We may be unsuccessful in developing and selling new products or in penetrating new markets.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depend on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. A fundamental shift in technologies in any of our product markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of design wins to our competitors. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as a variety of specific implementation factors, including:

•	timely and efficient completion of process design and transfer to manufacturing, assembly and test processes;

•	the quality, performance and reliability of the product;

•	competitive pricing of the product; and

•	effective marketing, sales and service.

If we fail to introduce new products that meet the demand of our customers or penetrate new markets in which we expend significant resources, our revenues will likely decrease over time and our financial condition could suffer. Additionally, if we concentrate resources on a new market that does not prove profitable or sustainable, our financial condition could decline.

Adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our operating results.

As our business has grown to both customers located in the United States as well as customers located outside of the United States, we have become increasingly subject to the risks arising from adverse changes in both domestic and global economic and political conditions. If economic growth in the United States and other countries’ economies slows, the demand for our customers’ products could decline, which would then decrease demand for our products. Furthermore, if economic conditions in the countries into which our customers sell their products deteriorate, some of our customers may decide to postpone or delay some of their development programs, which would then delay their need to purchase our products. This could result in a reduction in sales of our products or in a reduction in the growth of our product sales. Any of these events would likely harm our financial condition and results of operations. This could also make it difficult for us to forecast future revenue and if we do not achieve anticipated levels of revenue our operating results could be adversely affected.

The semiconductor and communications industries have historically experienced significant fluctuations with prolonged downturns, which could impact our operating results, financial condition and cash flows.

The semiconductor industry has historically exhibited cyclical behavior, which at various times has included significant downturns in customer demand. Because a significant portion of our expenses are fixed in the near term or are incurred in advance of anticipated sales, we may not be able to decrease our expenses rapidly enough to offset any unanticipated shortfall in revenues. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition. Furthermore, the semiconductor industry has periodically experienced periods of increased demand and production constraints. If this happens in the future, we may not be able to produce sufficient quantities of our products to meet the increased demand. We may also have difficulty in obtaining sufficient wafer, assembly and test resources from our subcontract manufacturers. Any factor adversely affecting the semiconductor industry in general, or the particular segments of the industry that our products target, may adversely affect our ability to generate revenue and could negatively impact our operating results.

The communications industry has, in the past, experienced pronounced downturns, and these cycles may continue in the future. To respond to a downturn or weakness in a particular market or geography, customers may slow their research and development activities, cancel or delay new product development, reduce their inventories and take a cautious approach to acquiring our products, which would have a significant negative impact on our business. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition. In the future, any of these trends may also cause our operating results to fluctuate significantly from year to year, which may increase the volatility of the price of our stock.

We rely on our customers to design our products into their systems, and the nature of the design process requires us to incur expenses prior to customer commitments to use our products or recognizing revenues associated with those expenses which may adversely affect our financial results.

One of our primary focuses is on winning competitive bid selection processes, known as “design wins,” to develop products for use in our customers’ products. We devote significant time and resources in working with our customers’ system designers to understand their future needs and to provide products that we believe will meet those needs and these bid selection processes can be lengthy. If a customer’s system designer initially chooses a competitor’s product, it becomes significantly more difficult for us to sell our products for use in that system because changing suppliers can involve significant cost, time, effort and risk for our customers. Thus, our failure to win a competitive bid can result in our foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed. Our ability to compete in the future will depend, in large part, on our ability to design products to ensure compliance with our customers’ and potential customers’ specifications. We expect to invest significant time and resources and to incur significant expenses to design our products to ensure compliance with relevant specifications.

We often incur significant expenditures in the development of a new product without any assurance that our customers’ system designers will select our product for use in their applications. We often are required to anticipate which product designs will generate demand in advance of our customers expressly indicating a need for that particular design. Even if our customers’ system designers select our products, a substantial period of time will elapse before we generate revenues related to the significant expenses we have incurred.

The reasons for this delay generally include the following elements of our product sales and development cycle timeline and related influences:

•	our customers usually require a comprehensive technical evaluation of our products before they incorporate them into their designs;

•	it can take from six months to three years from the time our products are selected to commence commercial shipments; and

•	our customers may experience changed market conditions or product development issues.

The resources devoted to product development and sales and marketing may not generate material revenue for us, and from time to time, we may need to write off excess and obsolete inventory if we have produced product in anticipation of expected demand. We may spend resources on the development of products that our customers may not adopt. If we incur significant expenses and investments in inventory in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions but still hold higher cost products in inventory, our operating results would be harmed.

Additionally, even if system designers use our products in their systems, we cannot assure you that these systems will be commercially successful or that we will receive significant revenue from the sales of our products for those systems. As a result, we may be unable to accurately forecast the volume and timing of our orders and revenues associated with any new product introductions.

Our products must meet exact specifications, and defects and failures may occur, which may cause customers to return or stop buying our products.

Our customers generally establish demanding specifications for quality, performance and reliability that our products must meet. However, our products are highly complex and may contain defects and failures when they are first introduced or as new versions are released. If defects and failures occur in our products during or after the design phase, we could experience lost revenues, increased costs, including warranty expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts, diversion of management and technical resources or damage to our reputation and brand equity, and in some cases consequential damages, any of which could harm our operating results. In addition, delays in our ability to fill product orders as a result of quality control issues may negatively impact our relationship with our customers.

Some of our operations and a significant portion of our suppliers, customers and contract manufacturers are located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

We have international sales offices and research and development facilities and we conduct, and expect to continue to conduct, a significant amount of our business with companies located outside the United States, particularly in Asia and Europe. Even customers based in the United States often use contract manufacturers based in Asia to manufacture their systems, and it is the contract manufacturers that often purchase products directly from us. In addition, a significant portion of our suppliers are located outside of the United States. As a result, we face numerous challenges, including:

•	increased complexity and costs of managing international operations;

•	longer and more difficult collection of receivables;

•	difficulties in enforcing contracts generally;

•	geopolitical and economic instability and military conflicts;

•	limited protection of our intellectual property and other assets;

•	compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;

•	trade and foreign exchange restrictions and higher tariffs;

•	travel restrictions;

•	timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;

•	foreign currency exchange fluctuations relating to our international operating activities;

•	transportation delays and limited local infrastructure and disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;

•	heightened risk of terrorism;

•	local business and cultural factors that differ from our normal standards and practices;

•	differing employment practices and labor issues;

•	regional health issues and natural disasters; and

•	work stoppages.

Our international sales are invoiced in United States dollars and, accordingly, if the relative value of the United States dollar in comparison to the currency of our foreign customers should increase, the resulting effective price increase of our products to such foreign customers could result in decreased sales. In addition, a significant portion of our inventory is purchased from international suppliers, who invoice us in United States dollars. If the relative value of the United States dollar in comparison to the currency of our foreign suppliers should decrease, our suppliers may increase prices, which could result in a decline of our gross margin. Any of the foregoing factors could have a material adverse effect on our business, financial condition or results of operations.

We outsource our wafer fabrication, assembly, testing, warehousing and shipping operations to third parties, including contract manufacturers, and rely on these parties to produce and deliver our products according to requested demands in specification, quantity, cost and time.

We rely on third parties, including contract manufacturers, for substantially all of our manufacturing operations, including wafer fabrication, assembly, testing, warehousing and shipping. We depend on these parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. We do not have any long-term supply agreements with our manufacturing suppliers or contract manufacturers. Any problems with our manufacturing supply chain could adversely impact our ability to ship our products to our customers on time and in the quantity required, which in turn could cause an unanticipated decline in our sales and possibly damage our customer relationships.

The fabrication of integrated circuits is a complex and technically demanding process. Our foundries could, from time to time, experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundries could result in lower than anticipated manufacturing yields or unacceptable performance. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. In addition, our manufacturing processes with our foundries are unique and not within the customary manufacturing processes of these foundries, which may lead to manufacturing defects, reduced manufacturing yields and/or increases in manufacturing costs.

Poor yields from our foundries, or defects, integration issues or other performance problems in our products could cause us significant customer relations and business reputation problems, harm our financial results and result in financial or other damages to our customers. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Availability of foundry capacity has in the past been reduced due to strong demand. The ability of each foundry to provide us with semiconductor devices is limited by its available capacity and existing obligations. Foundry capacity may not be available when we need it or at reasonable prices which could cause us to be unable to meet customer needs or delay shipments, which could result in a decline in our sales and harm our financial results. To secure sufficient foundry capacity when demand is high, we may enter into various arrangements with suppliers that could be costly and harm our operating results, such as nonrefundable deposits with or loans to foundries in exchange for capacity commitments and contracts that commit us to purchase specified quantities of integrated circuits over extended periods. We may not be able to make any such arrangement in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility, and not be on terms favorable to us. Moreover, if we are able to secure foundry capacity, we may be obligated to use all of that capacity or incur penalties. These penalties may be expensive and could harm our financial results.

A significant portion of our sales are to customers that practice just-in-time order management from their suppliers, which gives us a very limited amount of time in which to process and complete these orders. As a result, delays in our production or shipping by the parties to whom we outsource these functions could reduce our sales, damage our customer relationships and damage our reputation in the marketplace, any of which could harm our business, financial condition and results of operations.

Our products are manufactured at a limited number of locations and if we experience manufacturing problems at a particular location, we could experience a delay in obtaining our manufactured products, which could harm our business and reputation.

Although we use several independent foundries to manufacture substantially all of our semiconductor products, most of our components are not manufactured at more than one foundry at any given time, and our products typically are designed to be manufactured in a specific process at only one of these foundries. Accordingly, if one of our foundries is unable to provide us with components as needed or chooses to significantly change its relationship with us, we could experience significant delays in securing sufficient supplies of those components from other sources, which could have a material adverse effect on our results of operations. In addition, the loss of our largest third-party contract manufacturer could significantly impact our ability to produce products for an indefinite period of time.

Converting or transferring manufacturing from a primary location or supplier to a backup facility could be expensive and could take one to two quarters. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that can be modified to the required product specifications. We do not seek to maintain sufficient inventory to address a lengthy transition period because we believe it is uneconomical to keep more than minimal inventory on hand. Qualifying a new contract manufacturer and commencing volume production is a lengthy and expensive process. Some customers will not purchase any products, other than a limited number of evaluation units, until they qualify the manufacturing line for the product. As a result, we may not be able to meet customer needs during such a transition, which could delay shipments, cause a production delay or stoppage for our customers, result in a decline in our sales and damage our customer relationships.

We cannot assure you that any of our existing or new foundries and manufacturers will be able to produce products with acceptable manufacturing yields, or be able to deliver enough products to us on a timely basis, or at reasonable prices. These and other related factors could impair our ability to meet our customers’ needs and have a material and adverse effect on our operating results, competitive position and relationships with customers.

We rely on third-party technologies for the development of our products and our inability to use these technologies in the future would harm our ability to remain competitive.

We rely on third parties for technologies that are integrated into our products, such as wafer fabrication and assembly and test technologies used by our contract manufacturers, as well as licensed MIPS and Arm architecture technologies. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to remain competitive would be harmed, which could harm our business, financial condition and results of operations. In addition, if we are unable to successfully license technology from third parties to develop future products, we may not be able to develop such products in a timely manner or at all.

Sales and purchasing patterns with our customers and suppliers are uneven and subject to seasonal fluctuations.

A portion of our products are sold to customers who experience seasonality and uneven sales patterns in their own businesses. As a result, we experience similar seasonality and uneven sales and purchasing patterns with certain of our customers and suppliers. We believe the variability in sales and purchasing patterns results from many factors, including:

•	spikes in sales during the fourth quarter of each calendar year typically experienced by our customers, which in turn leads to higher sales volume in our fourth quarter;

•	the tendency of our customers to close a disproportionate percentage of their sales transactions in the last month, weeks and days of each quarter, which in turn leads to an increase in our sales during those same time periods; and

•	strategic purchases, including entering into non-cancelable purchase commitments, by us or our customers in advance of demand to take advantage of favorable pricing or to mitigate risks around product availability.

This variability makes it extremely difficult to predict the demand and buying patterns of our customers and, in turn, causes challenges for us in sourcing goods and services from our suppliers, adjusting manufacturing capacity, and forecasting cash flow and working capital needs. If we predict demand that is substantially greater than actual customer orders, we will have excess inventory. Alternatively, if customer orders substantially exceed predicted demand, the ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, or be completed at an increased cost, which could have a material adverse effect on our business, financial condition or results of operations.

The loss of any of our key personnel could seriously harm our business, and our failure to attract or retain specialized technical, management or sales and marketing talent could impair our business.

We believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled managerial, engineering, sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell our products which would materially and adversely affect our business, financial condition and results of operations. For instance, if any of these individuals were to leave our company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for and while any successor is integrated into our business and operations. Further, if we are unable to integrate and retain personnel acquired through our various acquisitions, we may not be able to fully capitalize on such acquisitions.

We believe that the market for key personnel in the industries in which we compete is highly competitive and we anticipate that competition for such personnel will increase in the future. Our key technical personnel represent a significant asset and serve as the source of our technological and product innovations. Changes to United States immigration policies that restrict our ability to attract and retain technical personnel may negatively affect our research and development efforts. We may not be successful in attracting, retaining and motivating sufficient numbers of technical personnel to support our anticipated growth.

To date, we have relied primarily on our direct marketing and sales force to drive new customer design wins and to sell our products. Because we are looking to expand our customer base and grow our sales, we will need to hire additional qualified sales personnel in the near term and beyond if we are to achieve revenue growth. The competition for qualified marketing and sales personnel in our industry, and particularly in Silicon Valley, is very intense. If we are unable to hire, train, deploy and manage qualified sales personnel in a timely manner, our ability to grow our business will be impaired. In addition, if we are unable to retain our existing sales personnel, our ability to maintain or grow our current level of revenues will be adversely affected.

We rely on stock-based awards as one means for recruiting, motivating and retaining highly skilled talent. If the value of the stock awards does not appreciate as measured by the performance of the price of our common stock or if our share-based compensation otherwise ceases to be viewed as a valuable benefit, our ability to attract, retain, and motivate employees could be weakened, which could harm our business, financial condition and results of operations.

We are subject to governmental export and import controls that may adversely affect our business.

We and our customers are subject to various import and export laws and regulations. Government export regulations apply to the encryption or other features contained in some of our products. Although our processes and procedures are designed to maintain compliance, we cannot assure you that we have been or will be at all times in complete compliance with these laws and regulations. On January 30, 2015, we submitted an initial notification of a voluntary self-disclosure to the United States Department of Commerce, Bureau of Industry and Security, or BIS. The notification reported our discovery that hardware and software, with encryption functionality, may have been exported without the required BIS export license. With the assistance of outside counsel, we conducted a review of past export transactions during the past five years, and on July 17, 2015, we reported our findings in a full voluntary self-disclosure to BIS. The findings reported that we exported certain encryption hardware and software to fifteen government end-users in the People’s Republic of China, Taiwan, Hong Kong, Singapore, India and South Korea, as well as one party on BIS’ entity list, without the required BIS export license. The aggregate billings for the reported exports were not material. The disclosure also addressed our remedial and corrective actions. BIS is reviewing our voluntary self-disclosure and we are cooperating fully with BIS. Violations of the export control laws may result in civil, administrative or criminal fines or penalties, loss of export privileges, debarment or a combination of these penalties. At this time we are unable to determine the outcome of the government’s investigation or its possible effect on the Company.

If we fail to receive licenses or otherwise comply with import and export laws and regulations, we may be unable to manufacture the affected products at foreign foundries or ship these products to some customers; we may be subject to investigations or notices of non-compliance; we may incur penalties or fines and civil and criminal liabilities or other sanctions; or we may experience adverse publicity and reputational damage. In addition, changes in import or export laws and regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products or cause decreased use of our products by customers with international operations, each of which would adversely affect our business and results of operations.

Changes in and compliance with regulations could materially and adversely affect us.

Our business, results of operations or financial condition could be materially and adversely affected if new laws, regulations or standards relating to us or our products are implemented or existing ones are changed, including laws, regulations or standards affecting licensing practices, competitive business practices, the use of our technology or products, protection of intellectual property, trade, foreign investments or loans, taxation, privacy and data protection, environmental protection or employment. In addition, our compliance with existing regulations may have a material adverse impact on us. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) was enacted in 2010. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act, including the disclosure requirements relating to the sourcing of so-called conflict minerals from the Democratic Republic of Congo and certain other adjoining countries. Our disclosures regarding conflict minerals have been and will be predicated upon the timely receipt of accurate information from suppliers, who may be unwilling or unable to provide us with the relevant information, which may harm our reputation and our relationships with our customers. In addition, these requirements could adversely affect the sourcing, availability and pricing of minerals used in the manufacture of our products.

We are subject to laws, rules and regulations in the United States and other countries relating to the collection, use and security of personal information and data. We have incurred, and will continue to incur, expenses to comply with privacy and security standards, protocols and obligations imposed by applicable laws, regulations, industry standards and contracts. Any inability to comply with applicable privacy or data protection laws, regulations or other obligations, could result in significant cost and liability, damage our reputation, and adversely affect our business.

Under applicable federal securities laws, including the Sarbanes-Oxley Act of 2002, we are required to evaluate and determine the effectiveness of our internal control structure and procedures for financial reporting. Should we or our independent auditors determine that we have material weaknesses in our internal controls, our business, financial condition or results of operations may be materially and adversely affected and our stock price may decline.We may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements. Our rapid growth in recent years, including through acquisitions, and our possible future expansion through acquisitions, present challenges to maintain the internal control and disclosure control standards applicable to public companies. If we fail to maintain effective internal controls, we could be subject to regulatory scrutiny and sanctions and investors could lose confidence in the accuracy and completeness of our financial reports.

In many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by regulations applicable to us, such as the Foreign Corrupt Practices Act and other anti-bribery laws. Although we have policies and procedures designed to ensure compliance with these laws, our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, may take actions in violation of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business, financial condition or results of operations.

We face increasing complexity in our product design and procurement operations as we adjust to new and future requirements relating to the chemical and material composition of our products, their safe use, the energy consumption associated with those products and product take-back legislation (i.e., legislation that makes producers of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products). We could incur substantial costs, our products could be restricted from entering certain jurisdictions, and we could face other sanctions, if we were to violate or become liable under environmental laws or if our products become non-compliant with environmental laws.

The migration of our customers toward new products could adversely affect our results of operations.

As new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize the effects of product inventories that may become excess and obsolete, as well as ensure that sufficient supplies of new products can be delivered to meet customer demand. Our failure to manage the transition to newer products in the future could adversely affect our business or results of operations. When we introduce new products and product enhancements, we face additional risks relating to product transitions, including risks relating to forecasting demand and longer lead times associated with smaller product geometries and more complex production operations. Any such adverse event or increased costs could have a material adverse effect on our business, financial condition or results of operations.

In the event one of our distributor arrangements terminates, it could lead to a loss of revenues and possible product returns.

A portion of our sales is made through third-party distribution agreements. Termination of a distributor relationship, either by us or by the distributor, could result in a temporary loss of revenues until a replacement distributor can be established to service the affected end-user customers, or a permanent loss of revenues if no replacement can be established. We may not be successful in finding suitable alternative distributors on satisfactory terms or at all and this could adversely affect our ability to sell in some locations or to some end-user customers. Additionally, if we terminate our relationship with a distributor, we may be obligated to repurchase unsold products. We record a reserve for estimated returns and price credits. If actual returns and credits exceed our estimates, our operating results could be harmed.

Our failure to protect our intellectual property rights adequately could impair our ability to compete effectively or to defend ourselves from litigation, which could harm our business, financial condition and results of operations.

We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and nondisclosure agreements and other methods, to protect our proprietary technologies and know-how. There can be no assurance that these protections will be adequate to protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology, or that we can maintain such technology as trade secrets.

The failure of our patents and other intellectual property protections to adequately protect our technology might make it easier for our competitors to offer similar products or technologies, which would harm our business. For example, our patents could be opposed, contested, circumvented or designed around by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. Our foreign patent protection is generally not as comprehensive as our United States patent protection and may not protect our intellectual property in some countries where our products are shipped, sold or may be sold in the future. Many United States-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where we sell products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

We enter into confidentiality agreements with our employees, consultants and strategic partners. We also control access to and distribution of our technologies, documentation and other proprietary information. However, internal or external parties may copy, disclose, obtain or use our proprietary information without our authorization. Further, current or former employees or third parties may attempt to misappropriate our proprietary information.

Monitoring unauthorized use of our intellectual property and the intellectual property of our customers and strategic partners is difficult and costly. It is possible that unauthorized use of our intellectual property may have occurred or may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property.

Our failure to effectively protect our intellectual property could reduce the value of our technology in licensing arrangements or in cross-licensing negotiations, and could harm our business, financial condition, and results of operations. We may in the future need to initiate infringement claims or litigation to defend or enforce our intellectual property rights. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs and cause our operating results to suffer.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. From time to time we receive communications that allege we have infringed specified patents, trade secrets or other intellectual property rights owned by others. Any of these allegations, regardless of merit, could cause us to incur significant costs in responding to, defending and resolving these allegations. Any lawsuits resulting from these allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property infringement allegations or litigation also could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others;

•	incur significant legal expenses;

•	pay substantial damages or settlement amounts to a third-party;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.

Any significant impairment of our intellectual property rights from any litigation we face could harm our business and our ability to compete.

Our customers have in the past and may in the future also become the target of allegations of infringement or litigation relating to the patent and other intellectual property rights of others. This could trigger technical support and indemnification obligations in some of our licenses or customer agreements. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with our customers and cause the sale of our products to decrease. We cannot assure you that claims for indemnification will not be made or that if made, the claims would not have a material adverse effect on our business, operating results or financial conditions.

A breach of our security systems or a cyber-attack may have a material adverse effect on our business.

Our security systems are designed to maintain the physical security of our facilities and protect our customers’, suppliers’ and employees’ confidential information. However, we are also dependent on a number of third-party “cloud-based” service providers of critical corporate infrastructure services relating to, among other things, human resources, electronic communication services and some finance functions, and we are, of necessity, dependent on the security systems of these providers. Accidental or willful security breaches, including cyber-attacks, or other unauthorized access by third parties to our facilities, our information systems or the systems of our cloud-based service providers or the existence of computer viruses in our or their data or software could expose us to a risk of information loss and misappropriation of proprietary and confidential information. Any theft or misuse of this information could result in, among other things, unfavorable publicity, damage to our reputation, disclosure of our intellectual property and/ or confidential customer, supplier or employee data, difficulty in marketing our products, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of this information, any of which could have a material adverse effect on our business, profitability and financial condition. Since the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

We may need to raise additional capital, which might not be available or which, if available, may be on terms that are not favorable to us.

We believe our existing cash and cash equivalent balances and cash expected to be generated from our operations will be sufficient to meet our working capital, capital expenditures and other needs for at least the next 12 months. In the future, we may seek to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we issue equity securities to raise additional funds, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. We may also increase our debt in the future for which we may incur additional significant interest charges, which could harm our profitability. Holders of debt would also have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could harm our business, operating results and financial condition.

We rely on our ecosystem partners to enhance our product offerings and our inability to continue to develop or maintain these relationships in the future would harm our ability to remain competitive.

We have developed relationships with third parties, which we refer to as ecosystem partners, which provide operating systems, tool support, reference designs and other services designed for specific uses with our SoCs. We believe that these relationships enhance our customers’ ability to get their products to market quickly. If we are unable to continue to develop or maintain these relationships, we may not be able to enhance our customers’ ability to commercialize their products in a timely fashion and our ability to remain competitive would be harmed, which would negatively impact our ability to generate revenue and our operating results.

If we fail to carefully manage the use of “open source” software in our products, we may be required to license key portions of our products on a royalty-free basis or expose key parts of our source code.

Certain of our software may be derived from “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available to us under licenses, such as the GNU General Public License, that impose certain obligations on us in the event we were to distribute derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public and license such derivative works under a particular type of license, rather than the forms of licenses customarily used to protect our intellectual property. In the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public or stop distributing that work.

Our facilities and the facilities of our suppliers, third-party contractors and customers are located in regions that are subject to natural disasters and other risks. Any disruption to the operations of these could cause significant delays in the production or shipment of our products.

Our California facilities, including our principal executive offices, are located near major earthquake faults. Any personal injury at, or damages to, the facilities as a result of such occurrences could have a material adverse effect on our business, results of operations or financial condition. Additionally, a substantial portion of our products are manufactured by third-party contractors located in the Asia-Pacific (or APAC) region. The risk of an earthquake in the APAC region is significant due to the proximity of major earthquake fault lines to the facilities of our foundries and assembly and test subcontractors. For example, several major earthquakes have occurred in Taiwan and Japan since our incorporation in 2000, the most recent being the major earthquake and tsunami that occurred in March 2011 in Japan. Although our third-party contractors did not suffer any significant damage as a result of these most recent earthquakes, the occurrence of additional earthquakes or other events causing closures could result in the disruption of our foundry or assembly and test capacity.

We have additional operations, suppliers, third-party contractors and customers in regions that have historically experienced natural disasters. Any disruption resulting from a natural disaster could cause significant delays in the production or shipment of our products which could adversely affect our business, results of operations and financial condition. Further, as a result of a natural disaster, our major customers may face shortages of components that could negatively impact their ability to build the devices into which our products are integrated, thereby negatively impacting the demand for our products even if the supply of our products is not directly affected by the natural disaster.

We may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.

To remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify our designs to work with the manufacturing processes of our foundries. We periodically evaluate the benefits, on a product-by-product basis, of migrating to new process technologies to reduce cost and improve performance. We may face difficulties, delays and expenses as we continue to transition our products to new processes. We are dependent on our relationships with our foundry contractors to transition to new processes successfully. We cannot assure you that the foundries that we use will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If any of our foundry contractors or we experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations. As new processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third-party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis.

We may incur impairments to goodwill or long-lived assets.

We review our long-lived assets, including goodwill and other intangible assets, for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant negative industry or economic trends, including a significant decline in the market price of our common stock, reduced estimates of future cash flows for our reporting units or disruptions to our business could lead to an impairment charge of our long-lived assets, including goodwill and other intangible assets.

Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. If our actual results, or the plans and estimates used in future impairment analyses are lower than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from results. Additionally, if our analysis results in impairment to our goodwill, we may be required to record a charge to earnings in our financial statements during a period in which such impairment is determined to exist, which may negatively impact our business, financial condition and results of operations.

Our future effective tax rates could be affected by the allocation of our income among different geographic regions, which could affect our future operating results, financial condition and cash flows.

As a global company, we are subject to taxation in the United States and various other countries and states. Significant judgment is required to determine and estimate worldwide tax liabilities. We may further expand our international operations and staff to better support our international markets. As a result, we anticipate that our consolidated pre-tax income will be subject to tax at relatively lower tax rates when compared to the United States federal statutory tax rate. Further, because we have established valuation allowance against our deferred tax assets in the United States, combined with lower foreign tax rates, our effective income tax rate is expected to be lower than the United States federal statutory rate. Our future effective income tax rates could be adversely affected if tax authorities were to successfully challenge our international tax structure or if the relative mix of United States and international income changes for any reason, or United States or foreign tax laws were to change. Accordingly, there can be no assurance that our income tax rate will continue to be less than the United States federal statutory rate.

Any significant change in our future effective tax rates could adversely impact our consolidated financial position, results of operations and cash flows. Our future effective tax rates may be adversely affected by a number of factors including:

•	changes in tax laws in the countries in which we operate or the interpretation of such laws including the Base Erosion Profit Shifting, or BEPS, project being conducted by the Organization for Economic Co-operation and Development and the appeal of the United States tax court’s recent opinion on the exclusion of stock compensation expense in inter-company cost sharing arrangements;

•	increase in expenses not deductible for tax purposes;

•	changes in share-based compensation expense;

•	change in the mix of income among different taxing jurisdictions;

•	audit examinations with adverse outcomes;

•	changes in generally accepted accounting principles; and

•	our ability to use tax attributes such as research and development tax credits and net operating losses.

In December 2017, both houses of the U.S. Congress passed legislation that was approved and signed into law. This legislation could have a material benefit or material adverse impact on our effective tax rate, tax expense and cash flows in the future. Any benefits associated with lower U.S. corporate tax rates could be reduced or outweighed by other tax changes adverse to our business or operations, such as new or additional taxes imposed on earnings and/or reinvested earnings of our foreign subsidiaries. The aggregate impact of such legislation could have a material adverse impact on our cash flows and results of operations.

We are subject to examination of our income tax returns by the United States Internal Revenue Service and other tax authorities, which may result in the assessment of additional income taxes. Although we reserve for uncertain tax positions, including related penalties and interest, the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and therefore could have a material impact on our tax provision, net income and cash flows. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to record additional income tax expense or establish an additional valuation allowance, which could materially impact our financial position and results of operations.

Changes in valuation allowance of deferred tax assets may affect our future operating results

We record a valuation allowance to reduce our net deferred tax assets to the amount that we believe is more-likely-than-not to be realized. In assessing the need for a valuation allowance, we consider historical levels of income, expectations and risks associated with estimates of future taxable income. We periodically evaluate our deferred tax asset balance for realizability. To the extent we believe it is more-likely-than-not that some portion of our deferred tax assets will not be realized, we will increase the valuation allowance against the deferred tax assets. Realization of our deferred tax assets is dependent primarily upon future taxable income in related tax jurisdictions. If our assumptions and consequently our estimates change in the future, the valuation allowances may be increased or decreased, resulting in a respective increase or decrease in income tax expense.

Risks Related to our Common Stock

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has fluctuated substantially and there is no assurance that such volatility will not continue. Several factors that could impact our stock price are:

•	quarterly variations in our results of operations or those of our competitors;

•	changes in financial estimates including our ability to meet our future revenue and operating profit or loss projections;

•	general economic conditions and slow or negative growth of related markets;

•	announcements by us or our competitors of design wins, acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	disruption to our operations;

•	the emergence of new sales channels in which we are unable to compete effectively;

•	any major change in our board of directors or management;

•	changes in governmental regulations; and

•	changes in earnings estimates or recommendations by securities analysts.

Furthermore, the stock market in general, and the market for semiconductor and other technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. These trading price fluctuations may also make it more difficult for us to use our common stock as a means to make acquisitions or to use our common stock to attract and retain employees. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the division of our board of directors into three classes;

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•	the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock;

•	the elimination of the rights of stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;

•	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors and the inability of stockholders to take action by written consent in lieu of a meeting; and

•	the required approval of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, particularly those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, could reduce the price that investors are willing to pay for shares of our common stock in the future and could potentially result in the market price being lower than they would without these provisions.